Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Guidance Software, Inc. (“Guidance,” “Employer” or the “Company”) and Larry A. Gill his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1. Last Day of Employment. Employee’s last day of employment with Employer is July 2, 2012 (“Separation Date”).

2. Consideration. In consideration for signing this Separation Agreement and General Release and compliance with the promises made herein, Employer agrees:

a.	Upon the last day of work GUIDANCE will pay the Employee any accrued salary, as well as any accrued but unused vacation pay through and including the Separation Date, less all customary and routine withholdings and un-reconciled corporate credit card expense.

b.	In addition to the payment of accrued salary and vacation pay, GUIDANCE will pay Employee a lump sum of Sixty-One Thousand Five Hundred Seventy-Nine Dollars and No Cents ($61,579.00), representing sales commissions accrued by Employee prior to the Separation Date and payable by GUIDANCE pursuant to, and in the timeframe stated, in the 2012 Sales Compensation Plan dated February 3, 2012, between Employee and GUIDANCE.

c.	In addition to Employee’s final pay and accrued commissions, GUIDANCE will pay Employee a lump sum severance payment equivalent to twelve (12) months base salary in the amount of Two Hundred Sixty Thousand Dollars and No Cents ($260,000.00) which the parties acknowledge and agree represents the severance payable to Employee under the Employment Agreement (as defined below). GUIDANCE will pay this amount to Employee not later than five (5) business days following the expiration of the revocation period described in paragraph 13 below, provided that Employee executes this Separation Agreement and General Release within 21 days following the Separation Date.

d.	In addition to the payments otherwise made under this Agreement, GUIDANCE shall accelerate the vesting schedule of the restricted stock award grants made to Employee on January 25, 2011 and January 25, 2012, so that the next scheduled vesting quartile of shares (of 3,613 and 3,320 shares, respectively) after the Separation Date, shall instead occur on the Separation Date, for a total of 6,933 shares subject to the accelerated vesting.

e.	Following the termination of his health benefits at 12:01am on August 1, 2012 Employee shall be entitled to elect to continue, at his own cost, coverage under the GUIDANCE health plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA”).

3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that he would not receive the monies and/or benefits specified in paragraphs “2c” and ‘2d” above, except for his execution of this Separation Agreement and General Release and the fulfillment of the promises contained herein.

CONFIDENTIAL	Larry A. Gill Separation Agreement

4. General Release of Claims. Employee knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against the Releasees as of the date of execution of this Separation Agreement and General Release, including, but not limited to, any violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	California Family Rights Act – Cal. Govt. Code § 12945.2 et seq.

•	California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq.

•	Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim – Cal. Lab. Code §132a (1) to (4)

•	California Unruh Civil Rights Act – Civ. Code § 51 et seq.

•	California Wage Payment Act, as amended;

•	California Family and Medical Leave – Cal. Lab. Code §233

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

2	Larry A. Gill Separation Agreement

5. Waiver of California Civil Code Section 1542. To effect a full and complete general release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and Employee does so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:

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A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of Employer, Employee expressly acknowledges this Agreement is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and this Agreement contemplates the extinguishment of any such claim or claims. Employee warrants he has read this Agreement, including this waiver of California Civil Code section 1542, and he has consulted counsel or has had the opportunity to consult counsel about this Agreement and specifically about the waiver of section 1542, and Employee understands this Agreement and the section 1542 waiver, and so Employee freely and knowingly enters into this Agreement. Employee acknowledges Employee may later discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement, and even so Employee agrees the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies described in this Agreement or with regard to any facts now unknown to Employee relating to those matters.

6. Affirmations. Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

7. Non-Disparagement. Employee shall not make any negative statements concerning, or take any action that derogates, the Company or any other Releasee, or the Company’s, or any other Releasee’s, services, reputation, officers, directors, employees, financial status, or operations or damages any of the Company’s or any other Releasee’s business relationships. It is agreed that in the event of a breach of the provisions of this Paragraph 7 by Employee, it would be impractical or extremely difficult to fix actual damages to the Company. Therefore, the Parties agree that in the event of such a breach, Employee shall pay to the Company, as liquidated damages, and not as penalty, the sum of TWENTY THOUSAND DOLLARS AND ZERO CENTS ($20,000.00) for each breach by Employee, which represents reasonable compensation to the Company for the loss incurred because of each such breach.

8. Confidentiality and Non-Solicitation. Except as provided below, Employee agrees not to disclose any information regarding the existence or substance of this Separation Agreement and General Release, except to his/her spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding his/her consideration of this Separation Agreement and General Release. Employee hereby acknowledges and agrees that he is bound by certain confidentiality, non-solicitation and other covenants set forth in Sections 4, 5, 6 and 8 of that certain At-Will Employment Agreement, dated as of November 3, 2006, between Employee and the Company, as amended (the “Employment Agreement”). Notwithstanding anything contained in this Separation Agreement and General Release, Employee hereby reaffirms the covenants and provisions set forth in Sections 4, 5, 6 and 8 of the Employment

3	Larry A. Gill Separation Agreement

Agreement and acknowledges and agrees that the provisions of such sections shall survive the termination of Employee’s employment with the Company and shall remain in full force and effect. Without limiting the foregoing, Employee agrees that for a period of twenty-four (24) months after the Separation Date, Employee shall not use the confidential trade secrets of the Company to solicit any licensor to, or customer of, the Company or any licensee of the Company’s products, in each case, that are known to Employee, with respect to any business, products, services or training that is competitive with the products or services offered by the Company or under development as of the date of termination of Employee’s Relationship with the Company.

9. Governing Law and Interpretation. This Separation Agreement and General Release shall be governed and conformed in accordance with the laws of the state in which Employee was employed at the time of his last day of employment without regard to its conflict of laws provision. In the event the Employee or Employer breaches any provision of this Separation Agreement and General Release, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Separation Agreement and General Release. Should any provision of this Separation Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Separation Agreement and General Release in full force and effect.

10. Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of this Agreement will be solely and finally settled by means of binding arbitration. Any arbitration shall be conducted in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association and the substantive law of the state in which Employee was employed at the time of the termination of his employment. The arbitration will be final, conclusive and binding upon the parties. Employer will be responsible for paying the costs of the arbitration proceeding, unless otherwise provided in the arbitrator’s award. However, to avoid any possible feeling that the arbitrator may be biased in favor of Employer, Employee will also have the option to pay for one-half of the costs of the arbitration proceeding if Employee desires. These costs include the court reporter’s fee, the arbitrator’s fee, and any costs associated with the facilities for the arbitration, and specifically exclude any attorneys’ fees.

11. Non-admission of Wrongdoing. The parties agree that neither this Separation Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

12. Amendment. This Separation Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Separation Agreement and General Release.

13. Revocation. Employee may revoke this Separation Agreement and General Release for a period of seven (7) calendar days following the day he executes this Separation Agreement and General Release. Any revocation within this period must be submitted, in writing, to Sandy Gyenes and state, “I hereby revoke my acceptance of our Separation Agreement and General Release.” The revocation must be personally delivered to Sandy Gyenes, or mailed to Sandy Gyenes and postmarked within seven (7) calendar days of execution of this Separation Agreement and General Release. This Separation Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee was employed at the time of his last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

14. Entire Agreement. This Separation Agreement and General Release is being entered into pursuant to the Company’s Severance Pay Policy, dated as of November 1, 2009 (the “Severance Policy”), and the severance payable hereunder is subject to the terms and conditions of the Severance Policy. Employee acknowledges that this Separation Agreement and General Release, together with the Severance Policy, sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Employer to the Employee. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Separation Agreement and General Release, except for those set forth in this Separation Agreement and General Release.

4	Larry A. Gill Separation Agreement

EMPLOYEE IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS SEPARATION AGREEMENT AND GENERAL RELEASE AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEPARATION AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS SEPARATION AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPHS “2C” and “2D” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Separation Agreement and General Release as of the date set forth below:

GUIDANCE SOFTWARE, INC.

/s/ Larry A. Gill	By:	/s/ Sandy Gyenes
Larry A. Gill		Sandy Gyenes, VP Human Resources

Date: July 5, 2012	Date: July 5, 2012

5	Larry A. Gill Separation Agreement

EXHIBIT A

Sandy Gyenes

Guidance Software, Inc.

Re:	Separation Agreement and General Release

Dear: Sandy

On                     [date] I executed an Separation Agreement and General Release between Guidance Software, Inc. and me. I was advised by Guidance Software, Inc., in writing, to consult with an attorney of my choosing, prior to executing this Separation Agreement and General Release.

More than seven (7) calendar days have elapsed since I executed the above-mentioned Separation Agreement and General Release. I have at no time revoked my acceptance or execution of that Separation Agreement and General Release and hereby reaffirm my acceptance of that Separation Agreement and General Release. Therefore, in accordance with the terms of our Separation Agreement and General Release, I hereby request payment of the monies described in paragraph 2C of that Agreement and accelerated vesting of the restricted stock awards stated in paragraph 2D of that Agreement.

Very truly yours,

Larry A. Gill

CONFIDENTIAL	Larry A. Gill Separation Agreement